EXHIBIT 10.16

VERITIV CORPORATION
FORM OF NOTICE OF 2014 LONG-TERM TRANSITION INCENTIVE AWARD
This certifies that, effective August [__], 2014, Veritiv Corporation (the “Company”) grants to the Grantee named below, subject to the provisions of this Notice, including the enclosed terms and conditions (which are incorporated herein and made a part of this Notice) (the “Notice”), the contingent right to receive a future payment equal to all, a portion, or a multiple of the target award opportunity set forth below (the “Target Award Opportunity”).

Name of Grantee:	[_______________]

Target Award Opportunity:	$[___________]

Vesting:
Fifty percent (50%) of the Target Award Opportunity (the “Service-Based Award”) will vest on December 31, 2014 (the “Vesting Date”), provided that the Grantee remains continuously employed by the Company and its Affiliates through the Vesting Date, except as otherwise provided herein.

All, a portion, or a multiple of fifty percent (50%) of the Target Award Opportunity (the “Performance-Based Award”) will vest based upon the level of achievement of the Performance Objectives set out below, as determined by the Committee in its sole discretion in accordance with the Performance Matrix set out below; provide that the Grantee also remains continuously employed by the Company and its Affiliates through the Vesting Date, except as otherwise provided herein.

Performance Objectives:
The Company’s achievement of Adjusted EBITDA of at least $[ ] million for the Performance Period. Adjusted EBITDA shall mean net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges and depreciation and amortization expense and net income attributable to noncontrolling interests, adjusted in the same manner as the Company’s “Consolidated EBITDA” is adjusted pursuant to that certain ABL Credit Agreement dated as of July 1, 2014 among the Company and certain other parties named therein (as the same may be amended from time to time); provided, however that no adjustment will be made that would cause the Performance-Based Award to lose any otherwise available qualification as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

Performance Period:	The period from July 1, 2014 through December 31, 2014.

Performance Matrix:

Company’s Adjusted EBITDA for Performance Period	Payout level (as percentage of portion of Target Award Opportunity allocated to Performance-Based Award)
below $[ ] million	0%
$[ ] million (threshold)	50%
$[ ] million (target)	100%
$[ ] million or above (maximum)	200%
Straight-line interpolation will be used for performance between the levels listed above, subject to applicable rounding conventions as determined by the Company

Time and Form of Payment:	Except as otherwise provided in this Notice, the Service-Based Award and the Performance-Based Award, to the extent earned and vested, each will be paid to the Grantee in cash by March 15, 2015.

IN WITNESS WHEREOF, the Company has caused this Notice to be executed by its duly authorized officer as of the date first set forth above, and the Grantee has also executed this Notice of Award Opportunity.

VERITIV CORPORATION

__________________________________
By:
Title:

I have carefully reviewed the terms of this Notice (including the enclosed terms and conditions) and wish to be eligible to receive the Target Award Opportunity outlined above. I acknowledge and agree to comply with the terms of this Notice (including the enclosed terms and conditions) in order to be eligible to receive the Target Award Opportunity.

GRANTEE

___________________________________
Print Name: _________________________

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